SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2004

AMERICAN PHARMACEUTICAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31781	68-0389419
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 East Woodfield Road, Suite 300 East; Schaumburg, IL	60173-5837
(Address of principal executive offices)	(Zip Code)

(847) 969-2700

(Registrant’s telephone number, including area code)

1101 Perimeter Drive, Suite 300; Schaumburg, IL    60173-5837

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 15, 2004 we entered into an executive employment agreement with Alan L. Heller. Under this agreement, Mr. Heller agreed to serve as our President and Chief Executive Officer effective November 16, 2004, and to be appointed to our board of directors following our 2004 Annual Meeting of the Stockholders. Mr. Heller will receive an annual base salary of $600,000, subject to annual review by our board of directors, and will be eligible to participate in our bonus plan designed for senior management. In addition, Mr. Heller received (i) an option for the purchase of 150,000 shares of our common stock with a per-share exercise price equal to the fair market value per share of common stock on the date of the grant (vesting in four equal annual installments with the first installment vesting on the first anniversary of the grant date), and (ii) a restricted stock award of 50,000 shares of our common stock vesting in its entirety on the earlier to occur of November 16, 2009 or the date of fulfillment of certain performance criteria. The vesting of both the option and restricted stock award is contingent upon continued employment on the applicable vesting dates.

In the event that Mr. Heller’s employment is terminated by us for cause, by Mr. Heller without good reason, or because of his death or disability, he (or his estate in the event of death) will receive his salary up to the termination date, reimbursement for business expenses, and any benefits required to be provided under the our employee benefit plans.

In the event that Mr. Heller’s employment is terminated by us without cause, or by Mr. Heller with good reason, he will receive (in addition to his salary up to the termination date, reimbursement for business expenses, and post-termination benefits under company benefit plans) continuation of salary based on his then-current base salary and a bonus (if applicable) paid in monthly installments calculated based on prior bonuses paid, for a twenty four month period after such termination (the “Severance Period”). In addition, Mr. Heller’s stock option for the purchase of 150,000 shares of common stock would accelerate up to the end of the Severance Period, and the vesting of his restricted stock award would accelerate by a number of shares equal to 12,500 shares times the number of twelve-month periods completed under the agreement.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On November 18, 2004, American Pharmaceutical Partners, Inc. announced that Alan L. Heller joined the company as President and Chief Executive Officer effective November 16, 2004. In this capacity Mr. Heller succeeds Patrick Soon-Shiong, who will assume the newly created position of Executive Chairman effective on the same date.

Further details regarding these management changes can be found in the press release furnished with this report as Exhibit 99.1, and further information regarding Dr. Soon-Shiong can be found in our annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission (“SEC”) on March 15, 2004 and the definitive proxy statement on Schedule 14A filed with the SEC on November 8, 2004. The material terms and conditions of Mr. Heller’s employment with American Pharmaceutical Partners are described under Item 1.01 above, which description is incorporated by reference into this Item 5.02.

Mr. Heller, 51, most recently served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JP Morgan Chase. From 2000 to 2004, he was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, reporting to the CEO and Chairman of Baxter International. Prior to this in 2000, Mr. Heller was Executive Vice President and President of Searle Operations. From 1992 to 1999, he held a number of positions at G.D. Searle (Monsanto Company), where he most recently served as Co-President and Chief Operating Officer. Mr. Heller holds an M.B.A. in finance from DePaul University and a bachelor of science degree in accounting from the University of Illinois, Chicago.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1	Press Release dated November 18, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Nicole S. Williams
Nicole S. Williams
Chief Financial Officer
Date: November 19, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 18, 2004.